EXHIBIT 5.1

                         GODFREY & KAHN, S.C.
                           Attorneys at Law
                        780 North Water Street
                     Milwaukee, Wisconsin  53202-3590
                        Telephone: (414) 273-3500

                        February 19, 1996



     The Diana Corporation
     8200 West Brown Deer Road
     Suite 200
     Milwaukee, Wisconsin  53223

     Gentlemen:

               We have acted as counsel to The Diana
     Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about February 20, 1996 (the "Registration Statement"), relating to the sale by a certain selling shareholder (the "Selling Shareholder") of up to 350,000 shares of the Company's common stock, $1.00 par value (the "Shares").

               We have examined: (a) the Registration
     Statement, (b) copies of the Company's Certificate of Incorporation and By-laws, as certified by the Company's Secretary, (c) certain resolutions of the Company's Board of Directors, as certified by the Company's Secretary and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

               Based upon the foregoing, we are of the
     opinion that the Shares (a) have been duly and validly authorized by the Board of Directors of the Company for issuance to the Selling Shareholder, (b) have been fully paid for by the Selling Shareholder and (c) subject to Section 180.0622(2)(b) of the Wisconsin Statutes, are nonassessable.

               Section 180.0622(2)(b) of the Wisconsin
     Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof. The Supreme Court of the State of Wisconsin has interpreted the substantially similar predecessor to Section 180.0622(2)(b) of the Wisconsin Statutes to apply to foreign corporations licensed to do business in Wisconsin. We express no opinion regarding the applicability of Section 180.0622(2)(b) to the Shares.

               The foregoing opinion is limited to the laws of the State of Wisconsin and the General Corporation
     Law of the State of Delaware.

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               We consent to the use of this opinion as an
     exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                   Very truly yours,

                                   /s/ Godfrey & Kahn, S.C.

                                   GODFREY & KAHN, S.C.

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